EXHIBIT 11.3

                       EARNINGS (LOSS) PER SHARE
                       FULLY DILUTED COMPUTATION
      FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 1996 AND 1995
           (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)


                          Three Months Ended       Nine Months Ended
                               March 31,                March 31,
                       -----------------------  ----------------------
                           1996         1995        1996        1995
                       -----------  ----------- ----------- -----------
Basis for computation of
 fully diluted earnings
 per share:

  Earnings before extra-
   ordinary item and
   cumulative effect of
   accounting change,
   as reported         $     (8.3) $     59.6   $     77.9 $    120.1
  Add interest charges
   on convertible debt        1.8         1.8          5.4        5.4
  Less provision for taxes    (.7)        (.7)        (2.1)      (2.1)
                       ----------  ----------   ---------- ----------
  Earnings before cumu-
   lative effect of
   accounting change and
   extraordinary item,
   as adjusted               (7.2)       60.7         81.2      123.4
  Cumulative effect of
   accounting change                                             (5.9)
  Extraordinary loss
   - debt retirement                      (.7)                   (3.7)
                       ----------  ----------   ---------- ----------

  Net earnings applicable
   to common stock     $     (7.2) $     60.0   $     81.2 $    113.8
                       ==========  ==========   ========== ==========

Number of shares:

  Weighted average
   shares outstanding  93,347,935  91,265,180   92,673,346 90,955,505
  Conversion of
   convertible sub-
   ordinated notes
   into common stock    3,620,354   3,622,048    3,621,418  3,622,048
  Additional common
   stock equivalents                   86,906       61,671    271,319
                       ----------  ----------   ---------- ----------
  Total common and
   common equivalent
   shares assuming
   full dilution       96,968,289  94,974,134   96,356,435 94,848,872
                       ==========  ==========   ========== ==========

Fully diluted earnings
 per share:

  Earnings before
   cumulative effect
   of accounting
   change and extra-
   ordinary item       $     (.07) $      .64   $      .84 $     1.30
  Cumulative effect of
   accounting change                                             (.06)
  Extraordinary loss
   - debt retirement                     (.01)                   (.04)
                       ----------  ----------   ---------- ----------
  Net earnings         $     (.07) $      .63   $      .84 $     1.20
                       ==========  ==========   ========== ==========

This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings per share for each period.